EXHIBIT 99.1

NEWS
SHANKER TRIVEDI JOINS SANMINA’S BOARD OF DIRECTORS
San Jose, CA – September 14, 2026. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced that Shanker Trivedi has been appointed to its board of directors, effective September 14, 2026.
Mr. Trivedi brings more than 30 years of leadership experience in enterprise technology, data centers, cloud infrastructure, and go-to-market execution. From 2009 to 2026, Mr. Trivedi was at NVIDIA Corporation, a leading AI and accelerated computing company, most recently as Senior Vice President, Enterprise Business from April 2016 to April 2026. While at NVIDIA, Mr. Trivedi led worldwide sales for data center and professional visualization products, as well as business development for industry verticals including manufacturing, healthcare, financial services, telecommunications, government, and education. During his 17-year tenure with NVIDIA, he was instrumental in leading the growth of NVIDIA’s data center and enterprise businesses, helping drive the company’s expansion into a global leader in accelerated computing and AI infrastructure. Prior to NVIDIA, Mr. Trivedi held various senior leadership positions at Callidus Software, Sun Microsystems, IBM and ICL.
Mr. Trivedi currently serves on the board of directors of Enphase Energy, Inc. He holds a Master of Business Administration from the Indian Institute of Management Calcutta and a Master of Science in Mathematics from the Indian Institute of Technology Delhi.
“We are pleased to welcome Shanker to Sanmina’s board of directors,” said Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation. “Shanker brings extensive industry expertise across the fast-growing AI and data center markets. His deep understanding of the manufacturing requirements, market demands, and go-to-market execution for this end market will be invaluable to driving long-term value for our stakeholders.”
About Sanmina
Sanmina Corporation, a Fortune 500 company, is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the industrial, medical, defense and aerospace, automotive, communications networks and cloud infrastructure markets. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.
Sanmina Contact
Paige Melching
SVP, Investor Communications
408-964-3610